SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                       -----------------------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                                (Amendment No. )1


                                   Celanese AG
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Ordinary Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    D1497A10
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 22, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

     |_|      Rule 13d-1(b)

     |_|      Rule 13d-1(c)

     |X|      Rule 13d-1(d)


--------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

----------------------------                       -----------------------------
CUSIP No. D1497A10                    13G                    Page 2 of  5 Pages
----------------------------                       -----------------------------



---------- ---------------------------------------------------------------------
  1.
           NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Kuwait Petroleum Corporation
---------- ---------------------------------------------------------------------
  2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |_|


---------- ---------------------------------------------------------------------
  3.
           SEC USE ONLY


---------- ---------------------------------------------------------------------
  4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Kuwait
--------------------------------------- --------- ------------------------------
                                               5.
                                                  SOLE VOTING POWER

                                                            14,400,000
              NUMBER OF                 --------- ------------------------------
                SHARES                         6.
             BENEFICIALLY                         SHARED VOTING POWER
               OWNED BY
                 EACH                                      0
               REPORTING                --------- ------------------------------
                PERSON                         7.
                 WITH                             SOLE DISPOSITIVE POWER

                                                           14,400,000
                                        --------- ------------------------------
                                               8.
                                                  SHARED DISPOSITIVE POWER

                                                           0
---------- ---------------------------------------------------------------------
  9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    14,400,000
---------- ---------------------------------------------------------------------
  10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|

---------- ---------------------------------------------------------------------
  11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    25.8%
---------- ---------------------------------------------------------------------
  12.
           TYPE OF REPORTING PERSON*

                    CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

         Celanese AG

Item 1(b).  Address of Issuer's Principal Executive Offices:

         Industriepark Hoechst
         Building F-821
         D-65926 Frankfurt am Main
         Federal Republic of Germany

Item 2(a).  Name of Person Filing:

         Kuwait Petroleum Corporation

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         P.O. Box 26565
         Safat 13126
         Kuwait

Item 2(c).  Citizenship:

         Kuwait

Item 2(d).  Title of Class of Securities:

         Ordinary Shares, no par value

Item 2(e).  CUSIP Number:

         D1497A10

Item 3. If This  Statement is Filed  Pursuant to Rule 13d-1 (b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:

         (a)      |_|      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      |_|      Bank as defined in Section 3 (a) (6) of the Exchange
                           Act.

         (c)      |_|      Insurance company as defined in Section 3 (a) (19) of
                           the Exchange Act.

         (d)      |_|      Investment company registered under Section 8 of the
                           Investment Company Act.

         (e)      |_|      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      |_|      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      |_|      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii (G)

         (h)      |_|      A savings association as defined in Section 3 (b)
                           of the Federal Deposit Insurance Act;

         (i)      |_|      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      |_|      Group, in accordance with Rule 13d-1(b (1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

         NOT APPLICABLE.

Item 4.  Ownership.

         (a)  Amount beneficially held:

                  14,400,000

         (b) Percent of class:

                  25.8%

         (c) Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote:

                  14,400,000

         (ii) Shared power to vote or to direct the vote:

                           0

         (iii) Sole power to dispose or to direct the disposition of:

                  14,400,000

         (iv) Shared power to dispose or to direct the disposition of:

                           0

Item 5.  Ownership of Five Percent or Less of a Class.

         NOT APPLICABLE.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

         NOT APPLICABLE.

Item 9.  Notice of Dissolution of Group.

         NOT APPLICABLE.

Item 10. Certifications.

         NOT APPLICABLE.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date:  11 February 2000



                                   KUWAIT PETROLEUM CORPORATION


                                   By:  /s/ Dr. Kersten von Schenk
                                        ______________________________________
                                   Name:  Dr. Kersten von Schenk
                                   Title: Authorized Representative*


*A power of attorney is attached hereto as Appendix A

                                                                      APPENDIX A

                                POWER OF ATTORNEY

Dr. Kersten von Schenck and Dr. Arndt Stengel, both having their business address at Mainzer Landstrasse 46, 60325 Frankfurt am Main, Germany, are hereby each individually authorised by

Kuwait Petroleum Corporation, P.O. Box 26565, Safat 13126, Kuwait ("KPC"):

     - to represent KPC with regard to notifications, statements, and applications in connection with the acquisition of shares in Celanese Aktiengesellschaft ("Celanese") by Gallus Vermoegensverwaltungsgesellschaft mbH with registered office in Frankfurt am Main ("Gallus") by way of demerger of Celanese from Hoechst AG, in particular:

1. notifications pursuant to ss.ss. 21, 22 of the German Securities Trading Act (Wertpapierhandelsgesetz) to the German Federal Supervisory Authority for Securities Trading and to Celanese,

2. notifications and, if applicable, filings pursuant to German merger control provisions to the Federal Cartel Authority or pursuant to the European merger control provisions to the European Commission,

3. filings and notifications pursuant to the US-American securities and securities trading regulations (Securities Act 1933; Securities Exchange Act 1934, and any rules and regulations promulgated thereunder) to the Securities and Exchange Commission (SEC) or to another competent authority,

     -  to  represent  KPC  with  regard  to  notifications,   statements,   and
applications in connection with the transfer of shares hold by Gallus in Celanese to Petrochemical Resources Holding B.V. ("PRH"), in particular:

1. notifications pursuant to ss.ss. 21, 22 of the German Securities Trading Act (Wertpapierhandelsgesetz) to the German Federal Supervisory Authority for Securities Trading and to Celanese,

2. filings and notifications pursuant to the US-American securities and securities trading regulations (Securities Act 1933; Securities Exchange Act 1934, and any rules and regulations promulgated thereunder) to the Securities and Exchange Commission (SEC) or to another competent authority,

     -  to  represent  KPC  with  regard  to  notifications,   statements,   and
applications in connection with the transfer of shares from PRH in Celanese to Kuwait Petroleum Corporation ("KPC"), in particular:

1. notifications pursuant toss.ss.21, 22 of the German Securities Trading Act to the German Federal Supervisory Authority and to Celanese,

2. filings and notifications pursuant to the US-American securities and securities trading regulations (Securities Act 1933; Securities Exchange Act 1934, and any rules and regulations promulgated thereunder) to the Securities and Exchange Commission (SEC) or to another competent authority,

The Power of Attorney shall include all amendments, modifications of the before-mentioned notifications, statements, and applications, as well as their exchange and the receipt of statements and notifications in connection therewith.

This Power of Attorney shall be subject to and is construed in accordance with the laws of the Federal Republic of Germany.

The German version of this Power of Attorney is authoritative.

Dr. Kersten von Schenck and Dr. Arndt Stengel are each authorized to delegate the powers under this Power of Attorney to another person; they are each exempted from the restrictions of section 181 of the German Civil Code (BGB).

Kuwait, October 1999

/s/ Nader H. Sultan
Nader H. Sultan